www.TractorSupply.com

TRACTOR SUPPLY COMPANY APPOINTS RICK CARDENAS TO ITS
BOARD OF DIRECTORS

Brentwood, TN, February 7, 2019 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States, today announced that Ricardo “Rick” Cardenas has been appointed to the Company’s Board of Directors.

"We are pleased to welcome Rick to the Tractor Supply Board of Directors. Rick brings to our Board a deep knowledge of financial matters and a breadth of experience and expertise in finance, accounting, strategy and data analytics," said Cynthia Jamison, Tractor Supply Company’s Chairman of the Board. "His exceptional background will provide us with valuable, independent insights as Tractor Supply continues to grow and drive long-term profitability."

"Tractor Supply has done an outstanding job establishing the Company as the leading authority in the rural lifestyle segment. I am looking forward to working with Tractor Supply’s Board and leadership team to continue to drive long-term value and growth for all Tractor Supply shareholders," said Mr. Cardenas.

About Rick Cardenas
Mr. Cardenas has more than 25 years of accounting and finance experience and currently serves as the Chief Financial Officer for Darden Restaurants (NYSE: DRI), a restaurant company with more than 1,700 restaurants in North America. Since March 2016, he has had responsibility for all financial functions for Darden, including finance and accounting, corporate reporting, corporate tax, treasury and investor relations. In addition, Mr. Cardenas maintains oversight of Darden’s IT, strategy, consumer insights and business analytics functions.

Prior to his current role, Mr. Cardenas served as Senior Vice President and Chief Strategy Officer at Darden. He began his career with Darden as an hourly employee in 1984, before joining the restaurant support center team in 1992 as an Auditor. From there, he held increasingly more responsible positions across accounting and finance. Mr. Cardenas briefly left the company in 1998 to work for management consulting firms Bain & Company and the Parthenon Group.

Mr. Cardenas graduated summa cum laude from the University of Central Florida with a bachelor’s degree in Finance & Accounting. He earned an MBA from The Amos Tuck School of Business Administration at Dartmouth College and is a Certified Public Accountant.

About Tractor Supply Company
Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States, has been passionate about serving its unique niche, as a one-stop shop for recreational farmers, ranchers and all those who enjoy living the rural lifestyle, for more than 80 years.  Tractor Supply offers an extensive mix of products necessary to care for home, land, pets and animals with a focus on product localization, exclusive brands and legendary customer service that addresses the needs of the Out Here lifestyle.  With more than 29,000 team members, the Company leverages its physical store assets with digital capabilities to offer customers the convenience of purchasing products they need anytime, anywhere and any way they choose at the everyday low prices they deserve.  At December 29, 2018, the Company operated 1,765 Tractor Supply stores in 49 states and an e-commerce website at www.TractorSupply.com.

Tractor Supply Company also owns and operates Petsense, a small-box pet specialty supply retailer focused on meeting the needs of pet owners, primarily in small and mid-size communities, and offering a variety of pet products and services.  At December 29, 2018, the Company operated 175 Petsense stores in 26 states.  For more information on Petsense, visit www.Petsense.com.